                                                               EXHIBIT (a)(1)(A)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                              THE WMF GROUP, LTD.
                            at $8.90 Net Per Share
                                      by
                PRUDENTIAL MORTGAGE CAPITAL ACQUISITION CORP.,

                         a wholly owned subsidiary of
                   PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:OO MIDNIGHT, NEW YORK
 CITY TIME, ON TUESDAY, JUNE 20, 2000, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

  Prudential Mortgage Capital Acquisition Corp., a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, par value $.0l per share, of The WMF Group, Ltd. at an offer price of $8.90 per share, net to the seller in cash, without interest. All shares properly tendered and not properly withdrawn will be purchased at the offer price, upon the terms and subject to the conditions of the offer.

  If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

  Tenders pursuant to the offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on June 20, 2000, the expiration date of the offer, and if not yet accepted for payment, after July 21, 2000.

  The common stock is traded on the Nasdaq National Market under the symbol "WMFG." On May 19, 2000, the most recent practicable date prior to the announcement of this offer, the closing per share price of the common stock, as reported on the Nasdaq National Market, was $8.72. Stockholders are urged to obtain current market quotations for the shares. See Section 7.

  You should evaluate carefully all of the information contained or referred to in this Offer to Purchase and the related Letter of Transmittal and make your own decision whether to tender shares pursuant to the offer and, if so, how many shares to tender. You are urged to consult a tax advisor concerning any Federal, state, local, or foreign tax consequences of a sale of common stock pursuant to the offer.

  Under no circumstances will interest be paid on the offer price for tendered shares, whether or not we exercise our right to extend the offer.

  The Board of Directors of The WMF Group, Ltd. has unanimously approved the merger agreement (as described below) and the transactions contemplated by the merger agreement, including the offer and the merger (as described below), and determined that the terms of the offer and the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, the stockholders of The WMF Group, Ltd. and recommends that the stockholders of The WMF Group, Ltd. accept and tender their shares pursuant to the offer. You must, however, make your own decision whether to tender shares and, if so, how many shares to tender.

  The offer is conditioned upon, among other things, (1) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated, and (2) there being validly tendered and not properly withdrawn prior to the Expiration Date shares owned by each of Capricorn Investors II, L.P., Capricorn Holdings, Inc., Demeter Holdings Corporation, Phemus Corporation, Commonwealth Overseas Trading Company Limited, Mohammed A. Al-Tuwaijri, J. Roderick Heller, III, John D. Reilly and Shekar Narasimhan. Each of these stockholders has signed an agreement with Prudential Mortgage Capital Company, LLC that obligates them to tender their shares, representing in total approximately 65% of the outstanding shares on a fully diluted basis, in the offer. The offer is also subject to the other conditions contained in this Offer to Purchase. See sections 14 and 15 of this Offer to Purchase.

  Questions and requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or to Prudential Securities Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other related material may be obtained from the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                     The Dealer Manager for the Offer is:

                      Prudential Securities Incorporated

May 23, 2000

                                   IMPORTANT

  If you wish to tender all or any portion of your shares, you must take the steps set forth in either (i) or (ii) below prior to the Expiration Date:

    (i)(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of this Offer to Purchase, an "Agent's Message," (as defined herein) and any other required documents to the Depositary, and

    (b) deliver the certificates for such shares to the Depositary (as defined herein) along with the Letter of Transmittal (or facsimile) or deliver such shares pursuant to the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase; or

    (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

  If you have shares registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee if you desire to tender your shares.

  If you wish to tender shares and your certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 SUMMARY TERM SHEET......................................................    1

 INTRODUCTION............................................................    5

 THE TENDER OFFER........................................................    7

    1.  Terms of the Offer..............................................     7
    2.  Procedure for Tendering Shares..................................     9
    3.  Withdrawal Rights...............................................    11
    4.  Acceptance for Payment and Payment..............................    12
    5.  Certain U.S. Federal Income Tax Consequences....................    13
    6.  Price Range of the Shares; Dividends on the Shares..............    14
    7.  Effect of the Offer on the Market for the Shares; Share
         Quotation; Exchange Act Registration; Margin Regulations.......    14
    8.  Certain Information Concerning WMF..............................    15
        Certain Information Concerning the Purchaser and Prudential
    9.  Mortgage........................................................    17
    10. Source and Amount of Funds......................................    17
    11. Contacts and Transactions with WMF; Background of the Offer.....    17
    12. Purpose of the Offer; Plans for WMF; The Merger Agreement; The
         Stockholders Agreement; Employment Agreements..................    19
    13. Dividends and Distributions.....................................    29
    14. Certain Conditions of the Offer.................................    30
    15. Certain Legal Matters...........................................    32
    16. Fees and Expenses...............................................    34
    17. Miscellaneous...................................................    35

 SCHEDULE I EXECUTIVE OFFICERS OF PRUDENTIAL MORTGAGE CAPITAL COMPANY,
  LLC AND DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER..............  I-1

 SCHEDULE II INFORMATION CONCERNING THE PRUDENTIAL INSURANCE COMPANY OF
  AMERICA AND THE DIRECTORS AND EXECUTIVE OFFICERS OF THE PRUDENTIAL
  INSURANCE COMPANY OF AMERICA........................................... II-1

                               SUMMARY TERM SHEET

  Prudential Mortgage Capital Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of The WMF Group, Ltd. for $8.90 per share, net to you in cash. The following are some of the questions you, as a stockholder of WMF, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal carefully because additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

  Our name is Prudential Mortgage Capital Acquisition Corp. We are a Delaware corporation formed for the purpose of making this offer. We are a wholly owned subsidiary of Prudential Mortgage Capital Company, LLC, a Delaware limited liability company, which is referred to in this Offer to Purchase as "Prudential Mortgage." See Section 9 of this Offer to Purchase--"CERTAIN INFORMATION CONCERNING THE PURCHASER AND PRUDENTIAL MORTGAGE."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

  We are offering to purchase all of the outstanding shares of common stock of WMF. See "INTRODUCTION" and Section 1 of this Offer to Purchase--"TERMS OF THE OFFER."

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  We are offering to pay $8.90 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and Section 1 of this Offer to Purchase--"TERMS OF THE OFFER."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Prudential Mortgage and one or more of its affiliates will provide the Purchaser with sufficient funds to acquire all tendered shares and shares to be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See
Section 10 of this Offer to Purchase--"SOURCE AND AMOUNT OF FUNDS."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because: (1) the offer is being made for all outstanding shares solely for cash that we, or one of our affiliates has on hand, (2) the offer is not subject to any financing condition, and (3) if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  Unless the offer is extended, you will have until 12:00 midnight, New York City time, on Tuesday, June 20, 2000, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 2 of this Offer to Purchase--"TERMS OF THE OFFER" and-- "PROCEDURE FOR TENDERING SHARES--Guaranteed Delivery."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

  Yes. We have agreed with WMF that we may extend the offer if, among other things, at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the offer conditions is not satisfied (or waived by us); if we are legally required to extend the offer; or if all of the conditions to the offer are satisfied or waived, but less than 90% of the outstanding shares are validly tendered and not properly withdrawn prior to the initial expiration date of the offer, for a period not to exceed twenty days following the initial expiration date of the offer. See Section 1 of this Offer to Purchase --"TERMS OF THE OFFER."

  We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so. See Section 1 of this Offer to Purchase--"TERMS OF THE OFFER."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  If we extend the offer, we will inform Wilmington Trust Company (which is the depositary for the offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire. See Section 1 of this Offer to Purchase--"TERMS OF THE OFFER."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  We are not obligated to purchase any tendered shares unless there have been validly tendered and not properly withdrawn prior to the expiration date of the offer shares owned by each of Capricorn Investors II, L.P., Capricorn Holdings, Inc., Demeter Holdings Corporation, Phemus Corporation, Commonwealth Overseas Trading Company Limited, Mohammed A. Al-Tuwaijri, J. Roderick Heller, III, John
D. Reilly and Shekar Narasimhan. Each of these stockholders has signed an agreement with us that obligates them to tender their shares, representing in total approximately 65% of the outstanding shares on a fully diluted basis, in the offer. See "INTRODUCTION" and Section 12 of this Offer to Purchase-- "PURPOSE OF THE OFFER; PLANS FOR WMF; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT."

  In addition, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated. The offer is also subject to a number of other conditions. See Section 14 of this Offer to Purchase--"CERTAIN CONDITIONS OF THE OFFER." These conditions include (i) that all required notices relating to the offer and merger have been provided to GNMA (as defined herein) and FHA (as defined herein) and no objections have been received from GNMA or FHA and (ii) that all required approvals and consents relating to the offer and merger have been received from Fannie Mae (as defined herein).

HOW DO I TENDER MY SHARES?

  To tender shares, you must take the steps set forth in either (i) or (ii) below prior to the expiration of the offer:

    (i)(a) complete, sign and deliver the Letter of Transmittal or, in the case of a book-entry transfer, deliver an "agent's message," and deliver any other required documents to the depositary, and

     (b) deliver the certificates for your shares to the depositary or deliver your shares pursuant to the procedure for book-entry transfer; or

    (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

  If your shares are held in street name, the shares can be tendered only by your nominee through The Depository Trust Company. If you cannot deliver something that is required to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three Nasdaq trading day period. See Section 2 of this Offer to Purchase--"PROCEDURE FOR TENDERING SHARES."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You can withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by July 21, 2000, you can withdraw them at any time after such date. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered during any subsequent offering period. See Sections 1 and 3 of this Offer to Purchase--"TERMS OF THE OFFER" and "WITHDRAWAL RIGHTS."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Sections 1 and 3 of this Offer to Purchase--"TERMS OF THE OFFER" and "WITHDRAWAL RIGHTS."

WHAT DOES THE WMF BOARD OF DIRECTORS THINK OF THE OFFER?

  The Purchaser is making the offer pursuant to a merger agreement with WMF. The Board of Directors of WMF unanimously approved the merger agreement, the Purchaser's offer and its proposed merger with WMF. The WMF Board of Directors has determined that the offer and the merger are advisable, fair to, and in the best interests of, WMF's stockholders and it recommends that stockholders accept the offer and tender their shares. See Section 11 of this Offer to Purchase--"CONTACTS AND TRANSACTIONS WITH WMF; BACKGROUND OF THE OFFER." WMF has prepared a Solicitation and Recommendation Statement containing additional information regarding the WMF Board of Directors' determination and recommendation, which is being sent to you contemporaneously with this Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

  Stockholders owning approximately 65% in total of the outstanding shares on a fully diluted basis have already agreed to tender their shares to us. Under the Delaware General Corporation Law and WMF's certificate of incorporation, if we acquire, through the offer or otherwise, at least a majority of the outstanding shares (which will be the case if the stockholders who have already agreed to tender their shares to us tender and we accept for payment the shares tendered pursuant to the offer), we would have sufficient voting power to effect the merger through our sole written consent and without the affirmative vote of any other stockholder of WMF or the holding of a meeting of stockholders. If that merger takes place, we will own all of the shares of WMF and all other stockholders of WMF will receive the same price paid in the offer, that is, $8.90 per share in cash (or any other higher price per share which is paid in the offer). See "INTRODUCTION" and Section 12 of this Offer to Purchase -- "PURPOSE OF THE OFFER; PLANS FOR WMF; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT." There are no appraisal rights available in connection with the offer.

However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Delaware law. See Section 12 of this offer to purchase--"PURPOSE OF THE OFFER; PLANS FOR WMF; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT--Appraisal Rights."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  If the merger takes place, stockholders who do not tender their Shares in the offer will receive in the merger the same amount of cash per share ($8.90) which they would have received had they tendered their shares in the offer. However, until the merger is consummated, or if the merger were not to take place for some reason, the number of stockholders of WMF and the shares of WMF which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and WMF may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Sections 7 and 12 of this Offer to Purchase--"EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS" and "PURPOSE OF THE OFFER; PLANS FOR WMF; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On May 9, 2000, the last trading day before Prudential Mortgage and WMF announced that they had signed the merger agreement, the closing price of the shares reported by The Nasdaq National Market was $6.00 per share. On May 19, 2000, the most recent practicable date prior to the announcement of our offer, the closing price of the shares reported on The Nasdaq National Market was $8.72. We advise you to obtain a recent quotation for shares of WMF in deciding whether to tender your shares. See Section 6 of this Offer to Purchase--"PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES."

WILL TAXES BE WITHHELD FROM THE PAYMENTS I RECEIVE FOR TENDERING MY SHARES?

  Any tendering stockholder (or other payee) required to complete a Letter of Transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal, and to make the other required certifications specified on the Substitute Form W-9, may be subject to a required federal income tax withholding of 31% of the gross proceeds paid to the stockholder (or other payee) in the offer. See Section 5 of this Offer to Purchase--"Certain U.S. Federal Income Tax Consequences." Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to this withholding. You are urged to consult your own tax advisor if you have questions concerning the tax implications of the offer or the merger to you.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  You can call Morrow & Co., Inc. toll free at (800) 566-9061 or Prudential Securities Incorporated toll free at (888) 713-4198. Morrow & Co., Inc. is acting as the information agent for our offer. Prudential Securities Incorporated is acting as dealer manager for our offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of WMF.

                                 INTRODUCTION

  Prudential Mortgage Capital Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Prudential Mortgage Capital Company, LLC, a Delaware limited liability company ("Prudential Mortgage"), hereby offers to purchase all the issued and outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of The WMF Group, Ltd., a Delaware corporation ("WMF"), at a purchase price of $8.90 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. The Purchaser will pay all fees and expenses of Prudential Securities Incorporated, which is acting as Dealer Manager (the "Dealer Manager"), Wilmington Trust Company, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

  The Board of Directors of WMF (the "WMF Board") has unanimously approved the Merger Agreement (as defined herein) and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined herein), and determined that the terms of the Offer and the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, stockholders of WMF and recommends that stockholders of WMF accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the WMF Board in arriving at its decision to approve the Merger Agreement and the other transactions contemplated thereby and to recommend that stockholders of WMF accept the Offer and tender their Shares pursuant to the Offer are described in WMF's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "Commission") and sent to you contemporaneously with this Offer to Purchase.

  Credit Suisse First Boston Incorporated ("CSFB") has acted as WMF's financial advisor. The opinion of CSFB dated May 10, 2000, that, as of such date, the consideration to be received in the Offer and the Merger by WMF's stockholders is fair to the holders of Shares from a financial point of view, will be set forth in full as an exhibit to the Schedule 14D-9. You should read that opinion carefully in its entirety.

  We are not required to purchase Shares unless, among other things, (1) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") has expired or been terminated, and (2) there have been validly tendered and not properly withdrawn prior to the Expiration Date Shares owned by each of Capricorn Investors II, L.P., Capricorn Holdings, Inc., Demeter Holdings Corporation, Phemus Corporation, Commonwealth Overseas Trading Company Limited, Mohammed A. Al-Tuwaijri, J. Roderick Heller, III, John D. Reilly and Shekar Narasimhan, representing in total approximately 65% of the outstanding Shares on a fully diluted basis (the "Minimum Condition").

  WMF Washington Mortgage Corp. ("Washington Mortgage"), a wholly-owned subsidiary of WMF, is a Federal Housing Administration ("FHA") approved mortgagee and is approved by the Federal National Mortgage Association ("Fannie Mae") to participate as seller/servicer in Fannie Mae's multifamily Delegated Underwriting and Servicing program. WMF/Huntoon, Paige Associates Limited ("WMF/Huntoon"), a wholly-owned subsidiary of Washington Mortgage is an FHA-approved mortgagee, a Government National Mortgage Association ("GNMA") issuer, and a Fannie Mae approved seller/servicer. The closing of the Offer is also conditional on (1) all required notices relating to the transactions contemplated by the Merger Agreement having been provided to each of GNMA and FHA, no objections having been received from GNMA or FHA which would cause WMF and its subsidiaries not to be eligible to issue mortgage-backed securities guaranteed by GNMA or to originate, purchase, hold and service FHA-insured mortgage loans in the same manner as on the date of the Merger Agreement and (2) all required approvals, consents, licenses, accreditations, registrations and qualifications relating to the transactions contemplated by the Merger Agreement having been received from Fannie Mae for WMF and its subsidiaries to be able to originate, purchase, hold and service mortgage loans to be sold to Fannie Mae in the same manner as on the date of the Merger Agreement. See Section 14 and Section 15 "CERTAIN LEGAL MATTERS-- GNMA, FHA and Fannie Mae Notifications and Approvals."

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 10, 2000 (the "Merger Agreement"), among the Purchaser, Prudential Mortgage and WMF. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into WMF (the "Merger") with WMF surviving the Merger as a wholly owned subsidiary of Prudential Mortgage. In the Merger, each issued Share (other than Shares owned by the Purchaser, Prudential Mortgage or WMF or their respective subsidiaries, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon.

  Simultaneously with the execution of the Merger Agreement, Prudential Mortgage entered into a Stockholders Agreement, dated as of May 10, 2000 (the "Stockholders Agreement"), with each of Capricorn Investors II, L.P., Capricorn Holdings, Inc., Demeter Holdings Corporation, Phemus Corporation, Commonwealth Overseas Trading Company Limited, Mohammed A. Al-Tuwaijri, J. Roderick Heller, III, John D. Reilly and Shekar Narasimhan (collectively, the "Selling Stockholders"), pursuant to which each Selling Stockholder has agreed to tender Shares, representing in total approximately 65% of the outstanding Shares on a fully diluted basis, in the Offer at a price per Share equal to the Offer Price. Pursuant to the Stockholders Agreement, the Selling Stockholders have also agreed that, among other things, they will not transfer their Shares subject to the Stockholders Agreement other than to the Purchaser and will vote their Shares subject to the Stockholders Agreement in favor of the Merger and against any competing transactions.

  WMF has informed us that, as of May 10, 2000, there were 10,958,302 Shares issued and outstanding and 1,685,496 Shares reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase Shares from WMF. Based upon the foregoing and assuming that no Shares are otherwise issued after May 10, 2000, there would be 12,643,798 Shares outstanding on a fully diluted basis and, upon satisfaction of the Minimum Condition, the Purchaser will own 65% of such Shares outstanding on a fully diluted basis. If the Minimum Condition and other conditions to the Offer are satisfied and the Offer is consummated, we will own a sufficient number of Shares to ensure that the Merger will be approved and will be able to cause the Merger to occur without the consent of any other WMF stockholders.

  We made the filing pursuant to the HSR Act applicable to the Offer on May 19, 2000. Accordingly, the waiting period under the HSR Act should expire on June 3, 2000, unless the waiting period is extended as described in Section 15.

  Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

  This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, June 20, 2000 unless and until we shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by us, will expire. As used in this Offer to Purchase, "business day" means any day, other than Saturday, Sunday or a Federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

  In the Merger Agreement, we agreed that we will not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) materially modify or add to the conditions to the Offer, including any change to the Minimum Condition, (iv) change the form of consideration payable in the Offer, (v) except as provided below, or as may be required by any rule, regulation, interpretation or position of the Commission, change the Expiration Date of the Offer or (vi) amend any other condition of the Offer in any material respect in a manner adverse to the holders of the Shares. The Merger Agreement provides that, without the consent of WMF, we may extend the Offer beyond its scheduled expiration date in the following events: (i) if at any Expiration Date, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by applicable law; and (iii) if all of the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not properly withdrawn is less than the amount necessary to effect a parent-subsidiary merger pursuant to Section 253 of the DGCL, for a period not to exceed twenty days following the initial Expiration Date of the Offer. In addition, we have agreed that, in the event that (i) the Minimum Condition has not been satisfied or (ii) any condition set forth in paragraph (a), (d) or
(e) of Section 14 of this Offer to Purchase is not satisfied or waived at the scheduled Expiration Date of the Offer, at the reasonable request of WMF, we shall extend the Expiration Date of the Offer in increments of five business days each until the earliest to occur of (1) the satisfaction or waiver of such condition, (2) our reasonably determining that such condition to the Offer is not capable of being satisfied on or prior to the thirtieth day following the initial expiration date of the Offer, (3) the termination of the Merger Agreement in accordance with its terms and (4) the thirtieth day following the initial Expiration Date of the Offer.

  Subject to the terms of the Merger Agreement (which, as described above, prohibit certain amendments) and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated except as described in this Section 1), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 of this Offer to Purchase shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary, (b) to elect to provide a Subsequent Offering Period (as defined herein) or the Offer as permitted by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (c) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

  Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  If by 12:00 midnight, New York City time, on Tuesday, June 20, 2000 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and promptly return all tendered Shares to tendering stockholders, (b) to elect to provide a Subsequent Offering Period for the Offer, (c) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (d) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (e) to amend the Offer.

  Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law under the Exchange Act rules, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change, and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on behalf of us, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, our ability to delay the payment for Shares that we have accepted for payment is limited by the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that we pay for Shares accepted for payment as soon as reasonably practicable after the Expiration Date.

  If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, with respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response.

  Under the Exchange Act, we may, subject to certain conditions, provide a subsequent offering period of from 3 business days to 20 business days in length following the expiration of the Offer ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered into the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

  During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and we will immediately accept and promptly purchase and pay for any Shares tendered at the same price paid in the Offer. The Exchange Act provides that we may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired,
(ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) we immediately accept and promptly pay for all securities tendered during the Offer prior to its expiration, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Any decision to provide a Subsequent Offering Period will be announced at least 5 business days prior to the Expiration Date.

  We do not currently intend to provide a Subsequent Offering Period for the Offer, although we reserve the right to do so in our sole discretion.

  WMF has provided us with WMF's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and will furnish the same to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 is being sent to WMF stockholders contemporaneously with this Offer to Purchase.

2. Procedure for Tendering Shares

  Valid Tender. In order for you to validly tender Shares pursuant to the Offer, you must take the steps set forth in either (i) or (ii) below before the Expiration Date:

    (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, prior to the Expiration Date:

      (a) Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in this Section 2, an Agent's Message (as defined herein), and any other required documents, and

      (b) the certificates for your Shares, or you must cause your Shares to be delivered pursuant to the procedure for book-entry transfer set forth in this Section 2 (and a Book-Entry Confirmation (as defined below) must be received by the Depositary); or

    (ii) If you cannot timely perform (i) above, you must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may tender Shares in accordance with the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP"). If ATOP is available to such participants, they may tender Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder. In order to tender Shares by means of ATOP, the procedures for ATOP delivery must be duly and timely completed prior to 5:00 p.m. New York City time, on the Expiration Date. However, although you may cause delivery of Shares to be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

  Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole election and risk. Your Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

  Signature Guarantees. Signatures on your Letter of Transmittal must be guaranteed unless (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) your Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). If a signature guarantee is required, it must be provided by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

    (i) your tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

  You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by telegram, facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The valid tender of Shares by you pursuant to one of the procedures described above will constitute a binding agreement between you and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal (or a facsimile thereof), you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 16, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment

Shares tendered by you as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and you may not give any subsequent powers of attorney, proxies, consents or revocations (which, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the stockholders of WMF, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Prudential Mortgage, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, when surrendering Shares in the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9, included in the Letter of Transmittal, and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the Offer may be subject to backup withholding of 31%. If you surrender Shares pursuant to the Offer, you should complete and sign the main signature form of the Letter of Transmittal and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, you may also withdraw your previously tendered Shares at any time after July 21, 2000.

  In order for your withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer described in Section 2, your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. None of the Purchaser, Prudential Mortgage, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

  In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4. Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay promptly after the Expiration Date for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  We filed a Notification and Report Form with respect to the Offer under the HSR Act on May 19, 2000. Accordingly, the waiting period under the HSR Act with respect to the Offer should expire at 11:59 p.m., New York City time, on June 3, 2000. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting us to provide additional information or documentary material. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by us with such request. See Section 15 for additional information concerning the HSR Act and the applicability of United States antitrust laws to the Offer.

  In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, with respect to such Shares and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

  For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as an agent for tendering stockholders for the purpose of receiving payment from us, and transmitting payment to tendering stockholders. Under no circumstances will we pay interest on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making such payment.

  If we do not purchase any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Prudential Mortgage, or to one or more direct or indirect wholly owned subsidiaries of The Prudential Insurance Company of America, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain U.S. Federal Income Tax Consequences

  Your receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer or the Merger and your tax basis in the Shares tendered by you and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

  If Shares are held by you as capital assets, gain or loss recognized by you generally will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year at the time of the sale or Merger. If you are an individual, the maximum rate of tax on long-term capital gain will be 20%. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

  If you tender Shares you may be subject to 31% backup withholding unless you provide your TIN and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the IRS. See "Backup Withholding" under
Section 2.

  If backup withholding applies to you, the Depositary is required to withhold 31% from payments to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a federal income tax return.

  The foregoing U.S. federal income tax discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of individual circumstances. The discussion is based upon present law, which is subject to change, possibly with retroactive effect. You are urged to consult your own tax advisor to determine the particular tax consequences of the Offer and the Merger to you (including the application and effect of the alternative minimum tax and of state, local or foreign income and other tax laws).

6. Price Range of the Shares; Dividends on the Shares

  The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol "WMFG." The following table sets forth, for each of the periods indicated, the high and low sales price per Share as quoted by the Nasdaq National Market based on published financial sources.

                                      WMF

                                                              Sales
                                                            Quotation
                                                            --------------
                                                            High      Low
                                                            ----      ----
   Fiscal Year Ended December 31, 1998:
     First Quarter......................................... $32 1/2   $11 1/8
     Second Quarter........................................ $28 1/4   $19 5/8
     Third Quarter......................................... $ 29      $  5
     Fourth Quarter........................................ $ 8 1/4   $ 3 3/8
   Fiscal Year Ended December 31, 1999:
     First Quarter......................................... $ 6 1/2   $ 4 3/4
     Second Quarter........................................ $ 6 7/8   $ 3 15/16
     Third Quarter......................................... $ 6 1/4   $ 3 7/16
     Fourth Quarter........................................ $  6      $ 2 7/16
   Fiscal Year Ended December 31, 2000:
     First Quarter......................................... $  8      $  5
     Second Quarter (through May 19, 2000)................. $ 8 23/32 $ 4 7/8

  On May 9, 2000, the last full trading day before the first public announcement of the intention to commence the Offer, the closing price of the Shares on the Nasdaq National Market was $6.00 per Share. On May 19, the most recent practicable date before commencement of the Offer, the closing price of the Shares on the Nasdaq National Market was $8.72 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  According to WMF Annual Report on Form 10-K for the fiscal year ended December 31, 1999, WMF has never paid any dividends on the Shares.

7. Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly held falls below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly held Shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the public float was less than 500,000 shares, or there were fewer than 300 stockholders (round lot holders) in total, or the market value of the public float was less than $1 million.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of WMF to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by WMF to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to WMF, such as the short-swing profit recovery provisions of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of WMF and persons holding "restricted securities" of WMF to dispose of such securities pursuant to certain "safe harbor" rules under the Securities Act of 1933 may be impaired or eliminated. The Purchaser may seek to cause WMF to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning WMF

  WMF is a Delaware corporation with its executive offices at 1593 Spring Hill Road, Suite 400, Vienna, Virginia 22182. According to the WMF 1999 Annual Report on Form 10-K, WMF is one of the largest commercial mortgage financial services companies in the United States, as measured by servicing portfolio size, according to a survey published by the Mortgage Bankers Association of America. WMF has been the nation's largest originator of Fannie Mae and FHA insured multifamily and healthcare loans and has originated more than $11 billion in conventional and FHA-insured multifamily and commercial loans since 1996. WMF had a servicing portfolio of approximately $13.4 billion at December 31, 1999. WMF has approximately 270 employees and operates 18 offices nationwide. WMF has three principal lines of business: (i) mortgage banking, which includes the origination and servicing of loans: (ii) advisory services, which includes the investment and asset management of commercial mortgage funds; and (iii) capital markets.

  On April 1, 1996, NHP Incorporated ("NHP") purchased WMF and renamed it "NHP Financial Services, Inc." In early 1997, NHP was acquired by Apartment Investment and Management Co. ("AIMCO"). As a condition of that purchase, AIMCO required NHP to spin-off WMF. On December 8, 1997, WMF became an independent, publicly traded company. WMF's primary shareholders are Demeter Holdings Corporation ("Demeter"), Phemus Corporation ("Phemus") and Capricorn Investors II, L.P. ("Capricorn"). These primary shareholders, together with Capricorn Holdings, Inc., Commonwealth Overseas Trading Company Limited, Mohammed A. Al Tuwaijri, J. Roderick Heller, III, John D. Reilly and Shekar Narasimhan own approximately 65% of the outstanding Shares on a fully diluted basis.

  On March 17, 2000, WMF had approximately 263 stockholders of record.

  Set forth below is certain selected financial information with respect to WMF and its subsidiaries excerpted from the information contained in the WMF 1999 Annual Report on Form 10-K and the WMF Quarterly Report on Form 10-Q for the period ended March 31, 2000. More comprehensive financial information is included in the WMF 1999 Annual Report on Form 10-K, the WMF Quarterly Report on Form 10-Q for the period ended March 31, 2000 and the other documents filed by WMF with the Commission, and the following summary is qualified in its entirety by reference to the WMF 1999 Annual Report on Form 10-K, the WMF Quarterly Report on Form 10-Q for the period ended March 31, 2000 and such other documents and all the financial information (including any related notes) contained therein. The WMF 1999 Annual Report on Form 10-K, the WMF Quarterly Report on Form 10-Q for the period ended March 31, 2000 and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "--Available Information."

                     Selected Consolidated Financial Data
                     (In Thousands, except per share data)
                                  (Unaudited)

                                Three Months
                               Ended March 31,     Year Ended December 31,
                              ------------------  ----------------------------
                                2000      1999      1999      1998      1997
                              --------  --------  --------  --------  --------
Operating Results:
  Total revenue.............. $ 14,271  $ 13,102  $ 67,856  $ 72,541  $ 44,645
  Total expenses.............   12,030    14,877    62,529   124,929    39,874
  Net income (loss)..........    1,184    (1,258)    1,155   (33,322)    2,442
  Net income (loss) per
   common share--Basic.......     0.11     (0.15)     0.11     (6.38)     0.57
  Weighted average common
   shares outstanding--
   Basic.....................   10,750     8,144    10,346     5,244     4,272
  Net income (loss) per
   common shares--Diluted....     0.11     (0.15)     0.11     (6.38)     0.55
  Weighted average common
   shares outstanding--
   Diluted...................   11,041     8,144    10,587     5,224     4,452
Financial Position:
  Mortgage loans held for
   sale...................... $ 56,211  $105,409  $ 15,381  $ 34,217  $ 49,431
  Servicing rights, net......   33,491    27,417    33,476    26,243    26,796
  Total assets...............  153,426   214,890   111,261   144,527   119,331
  Total debt.................   93,719   148,686    52,228    79,151    59,904
  Stockholders' equity.......   38,982    36,723    37,938    27,378    38,825
Other Information:
Cash flows provided by (used
 in):
  Operating activities....... $(37,492) $(74,309) $ 25,046  $ 15,569  $ (1,040)
  Investing activities.......   (3,853)   (4,741)  (12,771)  (52,722)  (21,522)
  Financing activities.......   41,071    80,139   (19,071)   37,602    26,529
  EBITDA( 1).................    5,212       945    16,792   (41,168)   11,439

--------
(1) EBITDA is a non Generally Accepted Accounting Principles ("GAAP") presentation of WMF's performance and consists of income (loss) from operations before non-operating interest expense, income taxes, depreciation and amortization. EBITDA is included because it is used in the industry as a measure of a company's operating performance and provides information in addition to that supplied by GAAP-based data regarding the ability of WMF's business to generate cash, but should not be considered as an alternative either (i) to income (loss) from operations (determined in accordance with GAAP) as measure of profitability or (ii) to cash flows from operating activities (determined in accordance with GAAP). EBITDA does not take into account WMF's debt service requirements and other commitments and, accordingly, it is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA as measured by WMF may not be comparable to EBITDA as measured by other companies.

  Available Information. WMF is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning WMF's directors and officers, their remuneration, stock options and other matters, the principal holders of WMF's securities and any material interest of such persons in transactions with WMF is required to be disclosed in WMF's reports filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400) Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

  Except as otherwise stated in this Offer to Purchase, the information concerning WMF contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Prudential Mortgage do not have any knowledge that any such information is untrue, neither the Purchaser nor Prudential Mortgage takes any responsibility for the accuracy or completeness of such information or for any failure by WMF to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Purchaser and Prudential Mortgage

  The Purchaser, a Delaware corporation which is a wholly owned subsidiary of Prudential Mortgage, was organized to acquire WMF and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Prudential Mortgage. All outstanding shares of capital stock of the Purchaser are owned by Prudential Mortgage.

  Prudential Mortgage is a Delaware limited liability company with its principal offices located at Four Gateway Center, Newark, NJ 07102-4069. Prudential Mortgage is the commercial real estate lending division of The Prudential Insurance Company of America. Prudential Mortgage is one of the nation's largest providers of commercial mortgage loans, with more that $17 billion under management.

  Available Information. Prudential Mortgage is not subject to the informational requirements of the Exchange Act and does not file reports with the Commission relating to its business, financial condition and other matters.

10. Source and Amount of Funds

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay other costs, fees and expenses related to the Offer and the Merger will be approximately $104 million. The Purchaser plans to obtain all funds needed for the Offer through an advance from Prudential Mortgage to the Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment.

11. Contacts and Transactions with WMF; Background of the Offer

  During late 1998 and early 1999, WMF was recapitalized following substantial losses in its WMF Capital Corp. subsidiary. During that period and following the completion of the recapitalization in March 1999, management of WMF began to reevaluate WMF's business strategy in light of WMF's changed circumstances and changes in its market. On June 17, 1999, WMF engaged CSFB as its financial advisor with respect to identifying potential strategic transactions involving WMF and a third party. Over the next several months, management of WMF, with the assistance of CSFB, evaluated a variety of possible acquisition, merger and sale transactions. As a part of this process, preliminary discussions were held with 9 potential strategic partners and with 13 other parties identified by management of WMF and CSFB as being likely to be interested in and able to consummate such a transaction. None of these discussions resulted in an offer at a higher price than the Prudential Mortgage Offer.

  During the fall of 1999, representatives of Prudential Mortgage expressed to CSFB their interest in acquiring a company in the Fannie Mae Delegated Underwriting and Servicing program with mortgage servicing capabilities. In the fall of 1999, with the permission of WMF, representatives of CSFB spoke with representatives of Prudential Mortgage regarding WMF's industry and provided Prudential Mortgage with publicly available information about WMF.

  On October 26, 1999, WMF publicly announced that it had engaged CSFB as its financial advisor. In early November of 1999, David Twardock, President of Prudential Mortgage, met with each of Shekar Narasimhan, Chairman and Chief Executive Officer of WMF, and a representative of Phemus and Demeter, met to discuss a potential acquisition of WMF by Prudential Mortgage.

  On November 10, 1999, the WMF Board of Directors held a meeting at which, among other things, management of WMF and CSFB provided an overview of recent developments in the commercial mortgage banking industry and identified and discussed certain strategic alternatives available to WMF.

  On November 15, 1999, WMF and Prudential Mortgage executed a confidentiality agreement pursuant to which Prudential Mortgage agreed, among other things, not to disclose certain non-public information provided by WMF and its representatives to Prudential Mortgage in connection with Prudential Mortgage's evaluation of a possible acquisition of WMF. Beginning in November 1999, WMF provided certain financial and operational information about WMF's business to Prudential Mortgage and Prudential Securities Incorporated, Prudential Mortgage's financial advisor.

  On January 17, 2000, David Twardock met with Shekar Narasimhan to discuss various aspects of a potential acquisition.

  On January 31, 2000, Prudential Mortgage submitted a non-binding letter of intent with respect to the potential acquisition of WMF. Prudential Mortgage and WMF negotiated certain terms of the transaction as described in the letter of intent, and on February 10, 2000, Prudential Mortgage submitted a revised letter of intent. Following further discussions, Prudential Mortgage and WMF signed an exclusivity agreement on February 14, 2000, pursuant to which WMF agreed not to solicit or discuss other acquisition proposals until March 13, 2000. WMF subsequently agreed to extensions of this exclusivity period.

  From February 22, 2000 to March 3, 2000, representatives of Prudential Mortgage, The Prudential Insurance Company of America, outside legal counsel Debevoise & Plimpton, Prudential Securities Incorporated and outside accounting advisors PricewaterhouseCoopers conducted due diligence at the WMF corporate headquarters in Vienna, Virginia. Prudential Mortgage and its advisors continued their due diligence investigations of WMF during March and April.

  On March 2, 2000, the WMF Board of Directors held a meeting at which the directors were updated on the status of due diligence and negotiations with Prudential Mortgage. The WMF Board was also provided with a preliminary overview of Prudential Mortgage's proposal and its financial implications. The meeting included a presentation by CSFB that included a preliminary financial analysis of the proposed transaction, based on the price ranges and transaction terms discussed by the parties to date, and a review of market conditions and recent developments in the commercial mortgage banking industry. At the conclusion of these briefings, the Board of Directors authorized management to continue negotiations with Prudential Mortgage.

  During March and April, representatives of WMF, Phemus, Demeter and Prudential Mortgage held numerous telephonic meetings to negotiate the terms of a possible acquisition of WMF by Prudential Mortgage.

On March 23, 2000, representatives of WMF, Phemus, Demeter and Prudential Mortgage met to discuss transaction terms. On April 11 and April 26, representatives of WMF, Phemus, Demeter and Prudential Mortgage, as well as their outside legal counsel, met to discuss the terms of the proposed Merger Agreement and Stockholders Agreement. The principal issues discussed during these in-person negotiating sessions included the purchase price, the nature and extent of the parties' representations and warranties, the conditions to the Offer and the Merger, the parties' respective rights to terminate the Merger Agreement, the circumstances in which Prudential Mortgage would require the payment of a termination fee and the amount of that fee, Prudential Mortgage's commitments with respect to the treatment of certain employee benefit plans and other employment-related matters. Prudential Mortgage and the Selling Stockholders also negotiated the terms of the Stockholders Agreement. In addition, Prudential Mortgage, WMF and representatives of their respective legal counsel negotiated for insurance coverage of certain representations and warranties.

  On April 20, 2000, the Committee on Finance and Dividends of the Board of Directors of The Prudential Insurance Company of America unanimously approved a possible acquisition of WMF by Prudential Mortgage.

  From May 1 through May 8, 2000, representatives of Prudential Mortgage, The Prudential Insurance Company of America, WMF and Phemus and Demeter and their respective legal counsel held telephonic discussions to finalize their negotiation of the Merger Agreement and Stockholders Agreement, as well as an insurance policy relating to certain representations and warranties.

  On May 9, 2000, the WMF Board of Directors held a meeting at which management of WMF and their legal counsel summarized the negotiations between Prudential Mortgage and WMF and terms of the Merger Agreement, Stockholders Agreement and employment arrangements for Mr. Narasimhan and Charles H. Cremens, President and Chief Operating Officer of WMF. CSFB also presented its financial analysis with respect to the proposed transaction and orally advised the Board of its opinion to the effect that, as of such date and based upon and subject to certain matters, the cash consideration of $8.90 per share to be received in the Offer and Merger was fair from a financial point of view to the WMF stockholders. This opinion was confirmed by a written opinion of CSFB dated May 10, 2000. After discussion, the WMF Board of Directors unanimously approved the Offer and Merger Agreement and determined that the terms of the Offer and the Merger are advisable, fair to and in the best interests of, WMF and its stockholders. The WMF Board further determined to recommend that holders of the Shares tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

  Prudential Mortgage's sole member, The Prudential Insurance Company of America, approved the Offer and the Merger Agreement effective as of May 10, 2000.

  On May 10, 2000, Prudential Mortgage, the Purchaser and WMF executed the Merger Agreement, and Prudential Mortgage and the Selling Stockholders executed the Stockholders Agreement. Prudential Mortgage and WMF publicly announced the Offer and Merger on the morning of May 10, 2000.

12. Purpose of the Offer; Plans for WMF; The Merger Agreement; The Stockholders Agreement; Employment Agreements

                                    PURPOSE

  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, WMF. The Offer, as the first step in the acquisition of WMF, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of WMF not purchased pursuant to the Offer or otherwise. If the Purchaser owns a majority of the issued and outstanding Shares following the consummation of the Offer, it will have the ability under the DGCL to approve the Merger through a written consent without the affirmative vote of any other stockholders of WMF.

                                 PLANS FOR WMF

  In connection with the Offer, Prudential Mortgage has reviewed, and will continue to review, various possible business strategies that WMF may pursue in the event that the Purchaser acquires control of WMF, whether pursuant to the Offer, the Merger or otherwise. Such strategies could include, among other things, changes in WMF's business, corporate structure, capitalization or management.

  Prudential Mortgage said it expects to work closely with current management of WMF's commercial mortgage brokerage unit to determine the best way to divest itself of that unit while maintaining an ongoing strategic relationship.

                             THE MERGER AGREEMENT

  The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "--Conditions to the Merger," the Purchaser will be merged with and into WMF, and each issued Share (other than (i) Shares owned by the Purchaser, Prudential Mortgage or WMF or their respective subsidiaries, or (ii) dissenting Shares) will be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash equal to $8.90. The "Surviving Corporation"of the Merger will be WMF.

  Vote Required To Approve Merger. The DGCL requires the WMF Board and the holders of a majority of the outstanding Shares to approve the Merger and the Merger Agreement. The WMF Board has given its approval; consequently, only the approval by WMF's stockholders is required. Under the DGCL and WMF's certificate of incorporation, if we acquire, through the Offer or otherwise, at least a majority of the outstanding Shares (which will be the case if the Minimum Condition is satisfied and we accept for payment the Shares tendered pursuant to the Offer), we would have sufficient voting power to effect the Merger through our sole written consent and without the affirmative vote of any other stockholder of WMF or the holding of a meeting of stockholders.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of each of the Purchaser, Prudential Mortgage and WMF to effect the Merger are subject to the satisfaction or waiver of the following conditions: (a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of Prudential Mortgage and the Purchaser to effect the Merger is not conditioned on the fulfillment of the condition set forth in this subsection (a) if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of the Merger Agreement; (b) there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental entity of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; (c) if required by applicable law, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of WMF Common Stock in accordance with applicable law; and (d) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time") whether before or after approval by the stockholders of WMF:

    (a) by mutual consent of the sole member of Prudential Mortgage and the Board of Directors of WMF;

    (b) by either Prudential Mortgage or WMF if (i) the Offer shall have not been consummated by 12:00 midnight on July 31, 2000 (the "Offer Termination Date"), or (ii) the Effective Time shall not have occurred by October 31, 2000 (the earlier of such date and the Offer Termination Date, the "Termination Date"); provided, however, that (A) the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or Offer and (B) such July 31 date may be extended to a date not later than August 31, 2000, by Prudential Mortgage or WMF prior to termination of the Merger Agreement, by notice in writing to the other, if on July 31, 2000, the Offer has not been consummated because any applicable waiting period under the HSR Act has not expired or been terminated or because of the failure of the condition in paragraph (a) in Section 14 of this Offer to Purchase or the absence of third party consents which can reasonably be expected to be obtained within 30 days, provided, further, that a party may not terminate the Merger Agreement pursuant to this subsection (b) if such party has committed a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which has been the cause of or resulted in the failure of the Offer to be consummated or the Effective Time to occur;

    (c) by Prudential Mortgage or WMF, if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder due to a failure of any of the conditions set forth in Section 14 to be satisfied, provided that neither Prudential Mortgage nor WMF may terminate the Merger Agreement as described in this paragraph (c) if such termination or expiration has been caused or resulted from the failure by Prudential Mortgage or WMF, respectively, to perform in any material respect any of its covenants or agreements contained in the Merger Agreement;

    (d) by WMF, if Prudential Mortgage or the Purchaser shall have failed to commence the Offer within a reasonable time (but no more than 10 business days) after the date of the Merger Agreement; provided, that WMF may not terminate the Merger Agreement as described in this paragraph (d) if WMF has failed to perform in any material respect any of its covenants or agreements contained in the Merger Agreement which has been the cause or resulted in the failure of Prudential Mortgage or the Purchaser to commence the Offer;

    (e) by WMF, if Prudential Mortgage or the Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 10 business days after the giving of notice to Prudential Mortgage of such breach, except such failures which are not reasonably likely to materially and adversely affect Prudential Mortgage, or the Purchaser's ability to complete the Offer or the Merger;

    (f) by either Prudential Mortgage, the Purchaser or WMF, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift) restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action has become final and non-appealable;

    (g) by Prudential Mortgage or the Purchaser if, prior to the purchase of shares of WMF Common Stock pursuant to the Offer, the Board of Directors of WMF shall have withdrawn, or modified or changed in a manner adverse to Prudential Mortgage or the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have publicly recommended a Superior Proposal (as defined in the Merger Agreement) or shall have resolved to do either of the foregoing;

    (h) by WMF, if, prior to the purchase of Shares pursuant to the Offer,
  (i) the Board of Directors of WMF shall have determined in good faith, after receiving advice of its independent legal counsel, that it is consistent with its fiduciary duties to WMF's stockholders under applicable law, to terminate the Merger Agreement in order to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal, (ii) WMF shall have given notice to the Purchaser advising the Purchaser that WMF has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and that WMF intends to terminate the Merger Agreement as described in this paragraph (h), (iii) either (A) the Purchaser shall not have revised its proposal for the Offer and the Merger within five (5) business days from the time on which such notice is deemed to have been given to Prudential Mortgage or (B) if the Purchaser within such period shall have revised its proposal for the Offer and the Merger, the Board of Directors of WMF, after receiving advice from CSFB, shall have determined that the third party's Acquisition Proposal (as defined below) remains a Superior Proposal, and (iv) WMF, at the time of such termination, has complied in all respects with the "No Solicitation" provisions described below and pays the Expenses (as defined in the Merger Agreement) and the Termination Fee (as defined below) in accordance with the "Termination Fee; Fees and Expenses" provisions described below; or

    (i) if approval by WMF stockholders is required by law, by either the Purchaser or WMF if, upon a vote at a duly held WMF stockholders meeting or any adjournment thereof at which such WMF stockholder approval shall have been voted upon, such approval shall not have been obtained.

  No Solicitation. The Merger Agreement provides that neither WMF nor any of its subsidiaries nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, (i) solicit, initiate or encourage or (ii) enter into any discussions or negotiations with, in any way continue any discussions or negotiations commenced before the date of the Merger Agreement with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any inquiry or proposal (an "Acquisition Proposal") regarding a sale of any shares of the capital stock of WMF or any of its subsidiaries or a merger, consolidation or sale or spin-off of all or a substantial portion of the assets of WMF or any subsidiary of WMF, or a liquidation or a recapitalization of WMF or any of its subsidiaries, or any similar transaction. WMF agreed to notify Prudential Mortgage immediately, orally and in writing, if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or if WMF has been informed that an Acquisition Proposal is forthcoming, and agreed to include in such notification the identity of the other party or parties and the material terms and conditions of any such request, inquiry or Acquisition Proposal. Except as expressly provided below, the Merger Agreement also provides that the Board of Directors of WMF shall not take any action to withdraw or modify in a manner adverse to Prudential Mortgage or the Purchaser, or take a public position inconsistent with, its approvals or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders Agreement or to recommend another Acquisition Proposal and shall not resolve to do any of the foregoing. WMF agreed to keep Prudential Mortgage informed in reasonable detail of the status (including amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal. Upon execution of the Merger Agreement, WMF agreed to cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring WMF or any of its subsidiaries or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of WMF.

  The Merger Agreement further provides that, notwithstanding anything to the contrary contained in the Merger Agreement, WMF and its Board of Directors (i) may participate in discussions or negotiations with or furnish information to any third party that has made an unsolicited Acquisition Proposal in writing after the date of the Merger Agreement (a "Potential Acquirer") if the Board reasonably determines in good faith (A) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement) and (B) after receiving advice of its independent legal counsel, that participation in such discussions or negotiations or furnishing such information is consistent with its fiduciary duties to WMF's stockholders under applicable law, and (ii) shall be permitted to take and disclose to WMF's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, or make any other disclosure to WMF's shareholders as the Board determines in good faith, after receiving advice of its independent legal counsel, is consistent with its fiduciary duties to WMF's stockholders under applicable law. Any non-public information furnished to a Potential Acquirer shall be pursuant to a confidentiality agreement containing standard terms for confidentiality agreements entered into in such circumstances, which terms shall be no more favorable to the Potential Acquirer than the terms of the confidentiality agreement between WMF and Prudential Mortgage are to Prudential Mortgage.

  In addition, the Board of Directors of WMF agreed that it will not, except as provided in the following sentence, (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Prudential Mortgage, the approval or recommendation of such Board of Directors of the Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. In the event that, after WMF has received a bona fide Superior Proposal not solicited in violation of the Merger

Agreement, the Board determines (after receiving the advice of its independent counsel) prior to the consummation of the Offer (or, if the Offer is consummated and extended, the initial consummation of the Offer) that to do so is consistent with its fiduciary duties, the Board may (x) withdraw or modify its approval or recommendation of the Merger Agreement, the Offer and the Merger, and (y) approve or recommend such a Superior Proposal (as defined in the Merger Agreement).

  Termination Fee; Fees and Expenses. The Merger Agreement provides that WMF shall pay, or cause to be paid, in same day funds to Prudential Mortgage the sum of (i) Prudential Mortgage's Expenses (as defined in the Merger Agreement, in an amount not to exceed $l,000,000) and (ii) $3,075,000 (the "Termination Fee") upon demand if (A) WMF terminates the Merger Agreement pursuant to paragraph (h) of the "Termination of the Merger Agreement" provisions described above, (B) Prudential Mortgage or the Purchaser terminates the Merger Agreement pursuant to paragraph (g) of the "Termination of the Merger Agreement" provisions described above, or (C) Prudential Mortgage or WMF terminates the Merger Agreement pursuant to paragraph (c) of the "Termination of the Merger Agreement" provisions described above (other than as a result of any applicable waiting period under the HSR Act having not expired or been terminated or the failure of any of the conditions set forth in any of clause
(a), (b), (c)(i), (f) or (g) of Section 14 of this Offer to Purchase, or clause (d) of Section 14 of this Offer to Purchase if the breach of representation or warranty giving rise to the failure of the condition set forth in clause (d) of Section 14 of this Offer to Purchase would also give rise to a failure of the condition set forth in clause (f) of Section 14 of this Offer to Purchase or in the ability of Prudential Mortgage or the Purchaser to terminate the Merger Agreement under paragraph (f) of the "Termination of the Merger Agreement" provisions described above), and, within nine (9) months after any termination referred to in the immediately preceding clause (C), any person publicly announces (x) a merger, consolidation or other business combination with WMF or a subsidiary of WMF, or (y) the purchase of 50% or more (in voting power) of the voting securities of WMF or of 50% or more (in market value) of the assets of WMF and its subsidiaries, on a consolidated basis, and such transaction shall within twelve months following such announcement be consummated on substantially the terms theretofore announced.

  The Merger Agreement further provides that WMF shall pay, or cause to be paid, in same day funds to Prudential Mortgage, Prudential Mortgage's Expenses (as defined in the Merger Agreement) upon demand if (i) Prudential Mortgage or the Purchaser or WMF terminates the Merger Agreement pursuant to paragraph (f) of the "Termination of the Merger Agreement" provisions described above at any time after any third-party Acquisition Proposal has been made, (ii) Prudential Mortgage or WMF terminates the Merger Agreement pursuant to paragraph (c) of the "Termination of the Merger Agreement" provisions described above as a result of any applicable waiting period under the HSR Act having not expired or been terminated or a failure of any of the conditions set forth in any of clause (a), (b), (c)(i), (f) or (g) of Section 14 of this Offer to Purchase, or clause (d) of Section 14 of this Offer to Purchase if the breach of representation or warranty giving rise to the failure of the condition set forth in clause (d) of Section 14 of this Offer to Purchase would also give rise to a failure of the condition set forth in clause (f) of Section 14 of this Offer to Purchase or in the ability of Prudential Mortgage or the Purchaser to terminate the Merger Agreement under paragraph (f) of the "Termination of the Merger Agreement" provisions described above or (iii) Prudential Mortgage or WMF terminates the Merger Agreement pursuant to paragraph (b) of the "Termination of the Merger Agreement" provisions described above, and, within nine (9) months after any termination referred to in the immediately preceding clause (i), (ii) or (iii), any person publicly announces (x) a merger, consolidation or other business combination with WMF or a subsidiary of WMF, or (y) the purchase of 50% or more (in voting power) of the voting securities of WMF or of 50% or more (in market value) of the assets of WMF and its subsidiaries, on a consolidated basis, and such transaction shall within twelve months following such announcement be consummated on substantially the terms theretofore announced. Except as set forth above in this paragraph, all other costs and expenses incurred in connection with the Merger Agreement and the transactions are to be paid by the party incurring such expenses, whether or not any transaction is consummated.

  Conduct of Business. The Merger Agreement provides that from the date of the Merger Agreement until its termination or the time the directors designated by the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of WMF, WMF and its subsidiaries will each conduct its operations

(i) according to its ordinary course of business consistent with past practice or (ii) according to corporate policies agreed on by the parties to the Merger Agreement. The Merger Agreement further provides, among other things, that neither WMF nor any of its subsidiaries will, without the prior written consent of Prudential Mortgage: (a) amend its certificate of incorporation or by-laws (or equivalent instruments); (b) issue or sell its securities; (c) alter its ownership structure; (d) incur certain indebtedness; (e) transfer any business, assets, rights to service loans or loans; (f) cancel any correspondent relationships; (g) change any material contracts; (h) originate any DUS Loans (as defined in the Merger Agreement) with a greater risk level than Fannie Mae Risk Level I or originate or underwrite any Loans under origination and underwriting standards other than those in place on the date of the Merger Agreement; (i) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated; (j) increase compensation and benefits to its officers or certain employees or adopt new benefit plans or amend existing benefit plans; (k) change in any material respect any of the accounting principles used by it; (1) enter into any material commitment or transaction outside the ordinary course of business; (m) transfer any business or material portion thereof; (n) make any further investment in WMF Carbon Mesa Advisors, Inc.; (o) enter into any new line of business; (p) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person; (q) acquire any servicing right in a "bulk" transaction; (r) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties made by WMF in the Merger Agreement to be untrue as of the closing date; (s) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of WMF; (t) take any action, including without limitation, any amendments to WMF certificate of incorporation, which would, directly or indirectly, restrict or impair the ability of Prudential Mortgage to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of WMF that may be acquired or controlled by Prudential Mortgage or the Purchaser or permit any stockholder to acquire securities of WMF on a basis not available to Prudential Mortgage in the event that Prudential Mortgage were to acquire securities of WMF; (u) terminate the employment of any production or management personnel identified by Prudential Mortgage to WMF in a facsimile communication from a Senior Vice President of Prudential Mortgage to the Chairman and Chief Executive Officer of WMF dated May 8, 2000; (v) or amend any Tax Return (as defined in the Merger Agreement) previously filed or agree to settle or compromise any government audit, assessment, dispute or other proceedings with respect to Taxes (as defined in the Merger Agreement).

  Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for Shares by the Purchaser pursuant to the Offer, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the WMF Board as will give the Purchaser representation on the WMF Board equal to the product of the total number of directors on the WMF Board (giving effect to the directors elected pursuant to this provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser and its affiliates bears to the total number of Shares then outstanding. WMF has agreed that it will promptly take all actions necessary to cause the Purchaser's designees to be so elected as directors of WMF, including increasing the size of the WMF Board or securing the resignations of incumbent directors or both. The Merger Agreement provides that at such times, WMF shall cause persons designated by the Purchaser to constitute the same percentage of (i) each committee of the WMF Board, (ii) each board of directors of each subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. The Merger Agreement further provides that Prudential Mortgage, the Purchaser and WMF shall cause two members of the WMF's Board of Directors to be persons who were members of WMF's Board of Directors on the date of the Merger Agreement, and who shall initially be John D. Reilly and Shekar Narasimhan (the "Continuing Directors") so long as there are at least two such persons who are willing to serve as Continuing Directors; provided, that subsequent to the acceptance, purchase and payment for shares of WMF Common Stock representing greater than 50% of the voting power represented by the outstanding Shares pursuant to the Offer, Prudential Mortgage shall always have its designees represent at least a majority of the entire Board of Directors.

  Stock Options. At the Effective Time, each outstanding option to purchase Shares or other similar interest (collectively, the "Options") granted under any WMF stock plan, whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each holder of such Option shall receive an amount in cash in respect thereof, if any, equal to the product of
(i) the excess, if any, of $8.90 over the per Share exercise price thereof and
(ii) the number of Shares subject thereto. Following the acquisition of Shares pursuant to the Offer and prior to the Effective Time, except to the extent provided in the Merger Agreement for Performance Shares (as defined in the Merger Agreement), WMF agreed to take all steps to ensure that neither WMF nor any of its subsidiaries is or will be bound by, or have any further obligation (including but not limited to the obligation to pay severance amounts) whatsoever in respect of, any Options or any other options, warrants, rights (including without limitation stock appreciation rights) or agreements which would entitle any person, other than Prudential Mortgage or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof or related thereto.

  Employee Benefit Matters. The Merger Agreement provides that following the Effective Time, Prudential Mortgage shall cause WMF and/or The Prudential Insurance Company of America ("PICA") to provide each then current employee of WMF who was an employee of WMF as of the Effective Time (the "Company Employee") with benefits under employee benefit plans (as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended) ("Benefit Plans"), that are similar to the benefits received by (i) similarly situated Company Employees under Benefit Plans sponsored by WMF immediately prior to the Effective Time subject to the terms and conditions of such WMF Benefit Plans, as in effect from time to time, or (ii) similarly situated employees of Prudential Mortgage under Benefit Plans sponsored by PICA on or after the Effective Time, subject to the terms and conditions of such PICA Benefit Plans, as in effect from time to time. The Merger Agreement further provides that active service with WMF prior to the Effective Time shall be recognized for purposes of determining eligibility to participate in and vesting of benefits under (but not for purposes of determining benefit accrual under or eligibility to receive post-retirement welfare benefits under) the Benefit Plans of WMF or PICA on or after the Effective Time; provided, that active service with WMF prior to the Effective Time shall not be recognized if such recognition of service would result in a duplication of benefits under the Benefit Plans of WMF or PICA. Nothing in the Merger Agreement shall be construed as limiting in any way (i) the right of Prudential Mortgage or WMF (as the case may be) to terminate the employment of any Company Employee after the Effective Time or (ii) the right of PICA or WMF (as the case may be) to amend or terminate any Benefit Plan of PICA or WMF (including without limitation, to change the level of benefits provided thereunder or the requirements for eligibility to participate thereunder) in accordance with the terms thereof. Following the acquisition of Shares pursuant to the Offer, and prior to the Effective Time, WMF agreed to take, by action of WMF's Board of Directors (or an appropriate committee thereof), all actions reasonably necessary and appropriate, in the opinion of Prudential Mortgage, to ensure that any Company Employee who commences participation, on or after the Effective Time, in any Benefit Plan of PICA does not receive duplicate benefits under any Benefit Plan of WMF.

  Indemnification and Insurance. The Merger Agreement provides that for a period of six years after the Effective Time, Prudential Mortgage shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of WMF and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) with respect to actions or omissions arising out of such individuals' services as officers, directors, employees or agents of WMF or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of WMF or any of its subsidiaries occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of WMF certificate of incorporation and WMF by-laws, each as in effect at the date of the Merger Agreement (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

  The Merger Agreement further provides that, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Prudential Mortgage shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party. Prudential Mortgage will cause to be maintained for a period of not less than six years from the Effective Time WMF's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of WMF on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium"); provided, however, that if the annual premium therefor would exceed the Maximum Premium, Prudential Mortgage shall purchase as much coverage as is available for the Maximum Premium; provided, further, that Prudential Mortgage may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Prudential Mortgage or any of its subsidiaries or any policy specifically obtained for this purpose, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance for a period of not less than six (6) years from the Effective Time. If the existing D&O Insurance expires, is terminated or canceled during such six (6) year period, Prudential Mortgage will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium equal to the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance.

  Reasonable Best Efforts; Notification. The Merger Agreement provides that each of WMF, Prudential Mortgage and the Purchaser agrees to cooperate and use their respective reasonable best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Section 14 of this Offer to Purchase and the "Conditions to the Merger" provisions described above are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement. WMF agreed to pay the non-refundable deposit and the premium payable under, and in accordance with the terms of, that certain Representations and Warranties Insurance Policy, effective on May 10, 2000, between The Reliance Insurance Company of Illinois, as Insurer, and the insured named therein. This policy insures the Purchaser against losses relating to breaches of certain representations and warranties. The Merger Agreement further provides that each of WMF, Prudential Mortgage and the Purchaser shall give prompt notice to each other party of any notice of, or other communication relating to, a material default or event that, with notice or lapse of time or both, would become a material default, received by such party subsequent to the date of the Merger Agreement and prior to the Effective Time, under any material contract to which such party is a party or is subject. The Merger Agreement further provides that each of WMF and Prudential Mortgage shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement and (b) the occurrence, or non-occurrence, of any events the occurrence, or non-occurrence, of which would cause either (i) a representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time until Shares are accepted for payment pursuant to the Offer or (ii) any of the conditions in Section 14 of this Offer to Purchase or any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement to be unsatisfied in any material respect at any time until Shares are purchased pursuant to the Offer, provided, however, that the delivery of any notice pursuant to the Merger Agreement will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving the notice.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties from each of the parties.

  Amendment; Waiver. The Merger Agreement may be amended, modified or supplemented only by written agreement of Prudential Mortgage, the Purchaser and WMF at any time prior to the Effective Time with respect to any of the terms contained herein, provided, that after the Merger Agreement is adopted by the WMF's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of WMF's stockholders hereunder, without the further approval of such stockholders. The Merger Agreement also provides that any failure of Prudential Mortgage or the Purchaser, on the one hand, or WMF, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by WMF or Prudential Mortgage, respectively, only by a written instrument signed by the party granting such waiver.

  The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit
(d)(l)(A) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

                          THE STOCKHOLDERS AGREEMENT

  Pursuant to the terms and conditions of the Stockholders Agreement, each Selling Stockholder has agreed to tender Shares in the Offer.

  In the Stockholders Agreement, each Selling Stockholder has further agreed that, until the termination of the Stockholders Agreement, such Selling Stockholder will vote its Shares subject to the Stockholders Agreement (i) in favor of the adoption by WMF of the Merger Agreement and the approval of the terms thereof and each of the transactions contemplated thereby; and (ii) against any (x) Acquisition Proposal or (y) any amendment of WMF's certificate of incorporation or by-laws or other proposal, which transaction or amendment or other proposal would be reasonably likely to impede, frustrate, prevent or nullify the Merger or the Merger Agreement, or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Shares (the Selling Stockholders further agreed not to enter into any agreement inconsistent with the foregoing).

  In addition, each Selling Stockholder has further agreed that it will not, prior to the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, (x) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, or enter into any contract, option or other arrangement with respect to the Transfer of any or all of such Selling Stockholder's Shares that are subject to the terms of the Stockholders Agreement or any interest therein or (y) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with any Acquisition Proposal and agrees not to commit or agree to take any of the foregoing actions other than Transfers to its affiliates provided that such transferee agrees to be bound by the terms of the Stockholders Agreement, and Transfers pursuant to the terms of Section 3(d) of the Stockholders Agreement.

  The Stockholders Agreement shall terminate upon the earlier of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated in accordance with its terms.

  The foregoing summary of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is filed as Exhibit (d)(l)(B) to the Schedule TO. The Stockholders Agreement should be read in its entirety for a more complete description of the matters summarized above.

                             EMPLOYMENT AGREEMENTS

  Prudential Mortgage and WMF have entered into the employment agreements described below with Shekar Narasimhan and Charles H. Cremens. Both agreements will become effective as of the Effective Time.

  Narasimhan Employment Agreement. The term of the agreement will end on the second anniversary of the Effective Time. However, the agreement may be terminated by any of the parties upon 60 days' notice. Pursuant to the agreement, Mr. Narasimhan will serve as Managing Director of WMF. Mr. Narasimhan will be paid an annual base salary of $240,000 and an annual incentive bonus for 2000 of at least $135,000. Mr. Narasimhan will also receive a $150,000 award for the 2000-2002 performance period under the Prudential Global Asset Management Long Term Incentive Plan. In the event Mr. Narasimhan's employment is terminated by WMF or Prudential Mortgage and he is eligible for severance under Prudential Mortgage's severance policy or plans, Mr. Narasimhan will be entitled to a severance payment that is equal to the greater of $240,000 or the amount that would be payable to Mr. Narasimhan under the severance policy or plans sponsored by Prudential Mortgage, as in effect on the date of Mr. Narasimhan's termination of employment. If Mr. Narasimhan's employment is terminated during the 180-day period following the Effective Time, however, Mr. Narasimhan's severance benefit will be the amount that he would have received under the Key Employee Incentive Plan of WMF, if applicable.

  Mr. Narasimhan will also receive $525,000 in return for his agreement to be bound by (i) a covenant not to directly or indirectly compete with WMF or Prudential Mortgage, (ii) a covenant not to directly or indirectly solicit customers or clients of WMF or Prudential Mortgage, (iii) a covenant not to directly or indirectly solicit or induce any employee of WMF or Prudential Mortgage to leave the employ of WMF and (iv) a covenant not to directly or indirectly hire or employ, or assist in hiring or employing, any individual who was employed by WMF or Prudential Mortgage unless a period of 60 days has elapsed since the date on which such individual's employment with WMF or Prudential Mortgage is terminated. Mr. Narasimhan will be bound by the covenant not to compete and the covenant not to solicit clients and customers of WMF or Prudential Mortgage during the term of his employment and for a period of (i) two years thereafter, if Mr. Narasimhan's employment terminates for any reason prior to the first anniversary of the Effective Time, or (ii) one year thereafter, if Mr. Narasimhan's employment terminates for any reason on or after the first anniversary of the Effective Time. Mr. Narasimhan will be bound by the covenant not to solicit employees of WMF or Prudential Mortgage and the covenant not to hire former employees of WMF or Prudential Mortgage during the term of his employment and for a period of two years thereafter if Mr. Narasimhan's employment terminates for any reason. The agreement also requires that Mr. Narasimhan not disclose, at any time during or after his employment, any confidential information regarding WMF, Prudential Mortgage or any of their affiliates.

  Cremens Employment Agreement. The term of the agreement will end on the six-month anniversary of the Effective Time ("End Date"). However, the agreement may be terminated by any of the parties upon 60 days' notice. Mr. Cremens will have primary responsibility for the possible sale of WMF's mortgage brokerage business. Mr. Cremens will be paid a monthly base salary of $20,000, a retention bonus of $375,000 (payable within 14 days after the End Date) unless he terminates his employment or he should die prior to that date, and, if applicable, a success bonus of $150,000 upon the successful sale of WMF's commercial brokerage business. In the event that Mr. Cremens' employment is terminated by WMF or Prudential Mortgage following the Effective Time and prior to the End Date, and he is eligible for severance under Prudential Mortgage's severance policy or plans, Mr. Cremens will receive severance under such policy or plans. Any severance received by Mr. Cremens will be offset by any salary, retention bonus and success bonus received by Mr. Cremens under the agreement. For the term of the agreement, Mr. Cremens will also receive incremental term life insurance coverage in the amount of $635,000.

  Mr. Cremens will also receive $500,000 in return for his agreement to be bound by (i) a covenant not to directly or indirectly compete with WMF or Prudential Mortgage, (ii) a covenant not to directly or indirectly solicit customers or clients of WMF or Prudential Mortgage, (iii) a covenant not to directly or indirectly solicit or induce any employee of WMF or Prudential Mortgage to leave the employ of WMF and (iv) a covenant not to directly or indirectly hire or employ, or assist in hiring or employing, any individual who was employed by WMF or Prudential Mortgage unless a period of 60 days has elapsed since the date on which such individual's employment with WMF or Prudential Mortgage is terminated. Mr. Cremens will be bound by the covenant not to compete and the covenant not to solicit clients and customers of WMF or Prudential Mortgage for the period beginning with the Effective Time and ending on (i) the End Date, if his employment is terminated by the Company prior the End Date, or (ii) the six month anniversary of the termination of Mr. Cremens' employment if such employment terminates for any other reason. Mr. Cremens will be bound by the covenant not to solicit employees of WMF or Prudential Mortgage during the term of his employment and for a period of six months thereafter if Mr. Cremens' employment terminates for any reason. The agreement also requires that Mr. Cremens not disclose, at any time during or after his employment, any confidential information regarding WMF, Prudential Mortgage or any of their affiliates.

  The foregoing summary of Mr. Narasimhan's and Mr. Cremens' employment agreements is qualified in its entirety by reference to the form of such employment agreements, copies of which are filed as Exhibit (d)(1)(C) and
(d)(1)(D) to the Schedule TO, respectively. Mr. Narasimhan's and Mr. Cremens' employment agreements should each be read in its entirety for a more complete description of the matters summarized above.

                               APPRAISAL RIGHTS

  The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                          GOING PRIVATE TRANSACTIONS

  The Commission has a rule under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that this rule will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, this rule requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

  Except as otherwise described in this Offer to Purchase, the Purchaser and Prudential Mortgage have no current plans or proposals that would relate to, or result in, an extraordinary corporate transaction involving WMF, such as a merger, reorganization or liquidation involving WMF or any of its subsidiaries, a purchase, sale or transfer of a material amount of assets of WMF or any of its subsidiaries, any change in the present Board of Directors or management of WMF including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors, any material change in WMF's present capitalization or dividend policy, any other material change in WMF's corporate structure or business, causing a class of securities of WMF to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or a class of equity securities of WMF becoming eligible for termination of registration under the Exchange Act.

13. Dividends and Distributions

  If on or after the date of the Merger Agreement WMF (a) splits, combines or otherwise changes the Shares or its capitalization, (b) acquires Shares or otherwise causes a reduction in the number of Shares, (c) issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (d) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

  If on or after the date of the Merger Agreement WMF declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on WMF's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under Section 14, (a) the purchase price per Share payable by the Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (b) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders will
(i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. Certain Conditions of the Offer

  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for, and the Purchaser may (subject to the terms of the Merger Agreement) amend or terminate the Offer as to, and may postpone the acceptance of, and payment for, such Shares not theretofore accepted for payment or paid for (subject to any such applicable rules and regulations of the Commission) unless (i) any applicable waiting period under the HSR Act shall have expired or been terminated, (ii) the Minimum Condition shall have been satisfied and (iii) at any time on or after the date of the Merger Agreement and at or before the time that the particular Shares are accepted for payment (whether or not any other Shares shall theretofore have been accepted for payment or paid for pursuant to the Offer) none of the following conditions shall occur and be continuing:

    (a) there shall have been any action or proceeding brought by any governmental authority before any Federal, state or foreign court, or any order or preliminary or permanent injunction entered in any action or proceeding before any Federal, state or foreign court or governmental, administrative or regulatory authority or agency having jurisdiction over WMF or Prudential Mortgage, or any statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either WMF or Prudential Mortgage, directly or indirectly, has material assets or operations, which would reasonably be expected to have the effect of: (i) making illegal or prohibiting the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of all or a material portion of the Shares by Prudential Mortgage or the Purchaser, or the consummation of any of the transactions contemplated by the Merger Agreement or the Stockholders Agreement; (ii)
  (A) prohibiting or materially limiting the ownership or operation by Prudential Mortgage, the Purchaser or any of Prudential Mortgage's subsidiaries, of all or any material portion of the business or assets of WMF and its subsidiaries taken as a whole, or of Prudential Mortgage and its subsidiaries taken as a whole, or (B) compelling the Purchaser, Prudential Mortgage or any of Prudential Mortgage's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of WMF and its subsidiaries taken as a whole or of Prudential Mortgage and its subsidiaries taken as a whole, in each case as a result of the transactions contemplated by the Offer or the Merger Agreement or the Stockholders Agreement; (iii) imposing limitations on the ability of the Purchaser, Prudential Mortgage or any of Prudential Mortgage's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote any Shares acquired or owned by Prudential Mortgage or the Purchaser or any of Prudential Mortgage's subsidiaries on all matters properly presented to the stockholders of WMF, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by WMF; or (iv) requiring divestiture by Prudential Mortgage or the Purchaser, directly or indirectly, of any Shares;

    (b) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States which would reasonably be expected to have a material adverse effect on WMF or materially adversely affect (or materially delay) the consummation of the Offer, (ii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions which would reasonably be expected to have a material adverse effect on WMF or materially adversely affect (or materially delay) the consummation of the Offer, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a material adverse effect on WMF or materially adversely affect (or materially delay) the consummation of the Offer or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof which acceleration or worsening is reasonably expected to have a material adverse effect or to materially adversely affect the consummation of the Offer;

    (c) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth under the Exchange Act) of 15% or more of the outstanding Shares has been acquired by any corporation (including WMF or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in the Exchange Act), other than Prudential Mortgage or any of its affiliates or the Selling Stockholders, and such Shares have not been tendered in the Offer, or (ii) (A) the Board of Directors of WMF or any committee thereof shall have withdrawn or modified in a manner adverse to Prudential Mortgage or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with WMF with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving WMF or any of its subsidiaries or (C) the Board of Directors of WMF or any committee thereof shall have resolved to do any of the foregoing;

    (d) any of the representations and warranties of WMF set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties (other than representations and warranties made as of a specified date) were made at the time of such determination except, in each case, for changes specifically permitted by the Merger Agreement;

    (e) WMF shall have failed to perform in any respect any material obligation or to comply in any respect with any material agreement or material covenant of WMF to be performed or complied with by it under the Merger Agreement prior to the time of such determination:

    (f) WMF and its subsidiaries shall not have obtained and delivered to Prudential Mortgage written evidence that (i) all required notices relating to the transactions contemplated by the Merger Agreement have been provided to each of GNMA and FHA and (as certified by the Chairman and Chief Executive Officer of WMF) that no objections have been received from GNMA or FHA which would cause WMF and its subsidiaries not to be eligible to issue mortgage-backed securities guaranteed by GNMA or to originate, purchase, hold and service FHA-insured mortgage loans in the same manner as on the date of the Merger Agreement and (ii) all required approvals, consents, licenses, accreditations, registrations and qualifications relating to the transactions contemplated by the Merger Agreement have been received from Fannie Mae for WMF and its subsidiaries to be able to originate, purchase, hold and service mortgage loans to be sold to Fannie Mae in the same manner as on the date of the Merger Agreement; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the written consent of WMF.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters

  Except as described in this Section 15, based on a review of publicly available filings made by WMF with the Commission and other publicly available information concerning WMF and discussions of representatives of Prudential Mortgage with representatives of WMF, none of the Purchaser, Prudential Mortgage or WMF is aware of any license or regulatory permit that appears to be material to the business of WMF and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of WMF's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Prudential Mortgage currently contemplate that such approval or other action will be sought, except as described below under "--State Takeover Laws." While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to WMF's business or that certain parts of WMF's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Based on information supplied by WMF, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. WMF has opted not to be subject to Section 203 of the DGCL. Neither the Purchaser nor Prudential Mortgage has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state takeover law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as WMF from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Prudential Mortgage of a Notification and Report Form with respect to the Offer, unless Prudential Mortgage receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted.

  Prudential Mortgage effected an appropriate filing on May 19, 2000. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the filing parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of WMF. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of WMF or its subsidiaries or Prudential Mortgage or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  GNMA, FHA and Fannie Mae Notifications and Approvals. The FHA of the US Department of Housing and Urban Development ("HUD") requires written notification within ten days of any change of ownership, control, name, management personnel, or business operations of an approved FHA mortgagee. Although HUD's change of control provisions do not, on their face, cover indirect changes of control, it is prudent to provide written notification within 10 days of an indirect change of ownership of an approved mortgagee.

  GNMA requires that a GNMA approved issuer must notify GNMA at least thirty days prior to the effective date of any changes in the issuer's status, including but not limited to changes in its relationship with government agencies, or any direct or indirect change in ownership or control of the issuer. In the event of a change in the ownership or control of an approved issuer, the issuer must reconfirm in writing that, following the proposed change, it will continue to meet all of the GNMA issuer eligibility requirements. If, following the change of control or ownership, the issuer will be affiliated with other GNMA approved issuers, then GNMA will require that the affiliated issuers execute a cross default agreement for the benefit of GNMA.

  Fannie Mae requires that, if a Fannie Mae approved lender makes or experiences any basic change in its ownership, whether direct or indirect, or any changes in its staff, facilities, financial condition, business operations, structure, organization, activities or purpose, the lender must immediately notify Fannie Mae. A Fannie Mae Delegated Underwriting and Servicing lender also must obtain Fannie Mae's prior written approval before requesting any additional Fannie Mae commitments.

  WMF Washington Mortgage Corp. ("Washington Mortgage"), a wholly-owned subsidiary of WMF, is an FHA-approved mortgagee and is approved by Fannie Mae to participate as a seller/servicer in Fannie Mae's multifamily Delegated Underwriting and Servicing program. It is a condition to the Offer that Washington Mortgage notify FHA of the change in control of WMF, and that Fannie Mae consent to the change in control of WMF. Washington Mortgage has commenced the process to provide the required notice to FHA and to obtain the required Fannie Mae consent.

  WMF/Huntoon, Paige Associates Limited ("WMF/Huntoon"), a wholly-owned subsidiary of Washington Mortgage is an FHA-approved mortgagee, a GNMA issuer, and a Fannie Mae approved seller/servicer. It is a condition to the Offer that WMF/Huntoon notify FHA and GNMA of the change in control of WMF, and that Fannie Mae consent to the change in control of WMF. WMF/Huntoon has commenced the process to provide the required notices to FHA and GNMA and to obtain the required Fannie Mae consent.

16. Fees and Expenses

  Prudential Securities Incorporated has been engaged to act as financial advisor to Prudential Mortgage in connection with its acquisition of WMF and is acting as Dealer Manager in connection with the Offer. Prudential Securities Incorporated is being compensated as financial advisor and is not receiving any additional compensation for acting as Dealer Manager. Prudential Mortgage has also agreed to reimburse Prudential Securities Incorporated for its expenses, including the fees and reasonable expenses of its counsel in connection with its engagement, and to indemnify Prudential Securities Incorporated and certain related persons against certain liabilities and expenses, including certain liabilities under federal securities laws.

  Prudential Securities Incorporated is a wholly-owned subsidiary of The Prudential Insurance Company of America. Prudential Securities Incorporated is an affiliate of Prudential Mortgage. Prudential Securities Incorporated has rendered various investment banking and other advisory services including the engagement described above, to Prudential Mortgage and its affiliates in the past and is expected to continue to render such services for which it has received and will continue to receive customary compensation from Prudential Mortgage and its affiliates.

  The Purchaser and Prudential Mortgage have retained Morrow & Co., Inc. to act as the Information Agent and Wilmington Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

  Neither the Purchaser nor Prudential Mortgage will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Prudential Mortgage is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Prudential Mortgage becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Prudential Mortgage not contained herein or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser and Prudential Mortgage have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, WMF has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. WMF's
Schedule 14D-9 is being sent to WMF stockholders contemporaneously with this Offer to Purchase. The Schedule TO and 14D-9 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          Prudential Mortgage Capital
                                           Acquisition Corp.

May 23, 2000

                                  SCHEDULE I
  EXECUTIVE OFFICERS OF PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC AND DIRECTORS
                    AND EXECUTIVE OFFICERS OF THE PURCHASER

  1. EXECUTIVE OFFICERS OF PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC. The following table sets forth the name of each executive officer of Prudential Mortgage. (As a limited liability company, Prudential Mortgage does not have any directors). The business address of each such person is c/o Prudential Mortgage Capital Company, LLC, Four Gateway Center, Newark, NJ 07102-4069 and each such person is a citizen of the United States of America.

                             Present Principal Occupation or Employment;
Name                      Material Positions Held During the Past Five Years
----                  ---------------------------------------------------------
David A. Twardock.... Mr. Twardock has served as President of Prudential
                      Mortgage since 1998. He served as Senior Managing
                      Director of Prudential Realty Group from 1995 to 1998.
                      Mr. Twardock has also served as a Director of the
                      Purchaser since April 2000.

James W. McCarthy.... Mr. McCarthy has served as Vice President of Planning and
                      Analysis of Prudential Mortgage since 1999. He served as
                      Vice President of Prudential Realty Group from 1996 to
                      1998. From 1995 to 1996 he served as a Director in PICA's
                      Portfolio Management Group.

John C. Kelly........ Mr. Kelly has served as chief legal officer of Prudential
                      Mortgage since 1997 and as Secretary of Prudential
                      Mortgage since 1999. Since 1988 he has served as a member
                      of PICA's Law Department providing legal support to
                      various real estate and commercial mortgage investment
                      units of PICA.

Duane H. Tucker...... Mr. Tucker has served as Managing Director of Capital
                      Markets Operations of Prudential Mortgage since 1998. He
                      served as Senior Vice President of Capital Markets
                      Operations from 1996 to 1998 and as Vice President from
                      1995 to 1996.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and position with the Purchaser of each director and executive officer of the Purchaser. All such positions have been held since the Purchaser's incorporation on April 13, 2000. The business address of each such person is Prudential Mortgage Capital Acquisition Corp. c/o Prudential Mortgage Capital Company, LLC, Four Gateway Center, Newark, NJ 07102-4069. Further information concerning David A. Twardock who also serves as an executive officer of Prudential Mortgage, is provided above.

David A. Twardock.... President and Director

Michael B. Jameson... Mr. Jameson has served as Senior Vice President of
                      Prudential Mortgage since 1998. He was employed in Prudential Realty Group from 1995 to 1996, and since then has been employed in Prudential Mortgage. Mr. Jameson has also served as Vice President and Director of the Purchaser since April 2000.

Robert L. Fitts...... Mr. Fitts has served as Principal in Operations and
                      Finance at Prudential Mortgage since April 2000, prior to
                      which he served as Vice President of
                      Securitization/Operations since joining Prudential
                      Mortgage in September 1997. From 1993 to September 1997,
                      Mr. Fitts was employed with the Archon Group, a real
                      estate asset management subsidiary of Goldman, Sachs &
                      Co., serving as Assistant Director in Structured Finance
                      and also as investment manager. Mr. Fitts has also served
                      as Vice President and Director of the Purchaser since
                      April 2000.

                                  SCHEDULE II

  INFORMATION CONCERNING THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND THE DIRECTORS AND EXECUTIVE OFFICERS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

  1. INFORMATION CONCERNING THE PRUDENTIAL INSURANCE COMPANY OF AMERICA. Prudential Mortgage is a wholly owned subsidiary of The Prudential Insurance Company of America, a New Jersey mutual life insurance company ("PICA"). The principal executive offices of PICA are located at 751 Broad Street, Newark, NJ 07102-3777.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF PICA. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of PICA. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with PICA. The business address of each such person is c/o The Prudential Insurance Company of America, 751 Broad Street, Newark, NJ 07102-3777. Except as otherwise set forth below, each such person is a citizen of the United States of America.

             PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY

         Name          Age*         Title                  Other Directorships*
         ----          ----         -----                  --------------------
 Arthur F. Ryan.......  57  Chairman, Chief         None
                            Executive Officer and
                            President
 Franklin E. Agnew....  66  Director                Erie Plastics, Inc.
 Frederic K. Becker...  64  Director                Wilentz Goldman & Spitzer, P.A.
 Gilbert F. Casellas..  47  Director                The Swarthmore Group, Inc.
 James G. Cullen......  57  Director                Agilent Technologies, Inc.
                                                    Bell Atlantic Corporation
                                                    Johnson & Johnson
 Carolyne K. Davis....  68  Director                Beckman Coulter Instruments, Inc.
                                                    Beverly Enterprises
                                                    Minimed Incorporated
                                                    Science Applications International
                                                     Corporation
 Rodger A. Enrico.....  55  Director                PepsiCo, Inc.
                                                    A.H. Belo Corporation
                                                    Electronic Data Systems
                                                    Target Corporation
 Allan D. Gilmour.....  66  Director                DTE Energy Company
                                                    MediaOne Group, Inc.
                                                    The Dow Chemical Company
                                                    Whirlpool Corporation
 William H. Gray III..  58  Director                CBS Corporation
                                                    Electronic Data Systems
                                                    Ezgov.com, Inc.
                                                    Municipal Bond Investors Assurance
                                                     Corporation
                                                    Rockwell International Corporation
                                                    The Chase Manhattan Corporation
                                                    The Chase Manhattan Bank
                                                    Warner-Lambert Company

*  As of May 17, 2000

         Name          Age*          Title                   Other Directorships*
         ----          ----          -----                   --------------------
 Jon F. Hanson........  63  Director                  Consolidated Delivery and
                                                       Logistics
                                                      Hampshire Management Company
                                                      James E. Hanson Management Company
                                                      Neuman Distributors, Inc.
                                                      United Water Resources
 Glen H. Hiner........  65  Director                  Owens Corning
                                                      Dana Corporation
                                                      Kohler, Co.
 Constance J. Horner..  58  Director                  Foster Wheeler Corporation
                                                      Ingersoll-Rand Company
                                                      Pfizer, Inc.
 Gaynor N. Kelley.....  69  Director                  Alliant Techsystems
                                                      Hercules Incorporated
 Burton G. Malkiel....  67  Director                  Baker Fentress & Company
                                                      Banco Bilbao Vizcaya Gestinova
                                                      NeuVis, Inc.
                                                      Select Sector SPDR Trusts
                                                      The Jeffrey Company
                                                      Vanguard Group, Inc.
 Ida F.S. Schmertz....  65  Director                  None
 Charles R. Sitter....  59  Director                  None
 Donald L. Staheli....  68  Director                  None
 Richard M. Thomson...  66  Director                  The Toronto-Dominion Bank
                                                      CGC, Inc.
                                                      Canada Pension Plan Investment
                                                       Board
                                                      Canadian Occidental Petroleum Ltd.
                                                      INCO, Limited
                                                      Ontario Power Generation, Inc.
                                                      S.C. Johnson & Son, Inc.
                                                      The Thomson Corporation
                                                      TrizecHahn Corporation
 James A. Unruh.......  59  Director                  Apex Micro Systems
                                                      Moss Software, Inc.
 P. Roy Vagelos.......  70  Director                  Advanced Medicines, Inc
                                                      Regeneron Pharmaceuticals, Inc.
 Stanley C. Van Ness..  66  Director                  Jersey Central Power & Light
 Paul A. Volcker......  72  Director                  Nestle, S.A.
                                                      TIAA-CREF
 Joseph H. Williams...  67  Director                  The Williams Company, Inc.
                                                      AEA Investors, Inc.
                                                      The Orvis Company
 Vivian L. Banta......  49  Executive Vice            None
                            President, Individual
                            Financial Services
 Michele S. Darling...  46  Executive Vice            None
                            President, Corporate
                            Governance and Human
                            Resources
 Robert C. Golden.....  53  Executive Vice            None
                            President, Operations &
                            Systems

*  As of May 17, 2000

           Name            Age*           Title                   Other Directorships*
           ----            ----           -----                   --------------------
 Mark B. Grier............  47  Executive Vice             Rochester Gas and Electric
                                President, Financial       Corporation Annuity and Life Re
                                Management                 (Holding), Ltd.
 Jean D. Hamilton.........  53  Executive Vice             None
                                President. Institutional
 Rodger A. Lawson.........  53  Executive Vice             None
                                President, International
                                Investment and Global
                                Marketing Communications
 Kiyofumi Sakaguchi.......  57  Executive Vice             None
                                President, International
                                Insurance
 John R. Strangfeld, Jr...  46  Executive Vice             Schroder Ventures Investment Trust
                                President, Global Asset     (U.K.)
                                Management
 Hardwick Simmons.........  60  President and Chief        None
                                Executive Officer,
                                Prudential Securities
                                Incorporated
 Richard J. Carbone.......  52  Senior Vice President      None
                                and Chief Financial
                                Officer
 John M. Liftin...........  56  Senior Vice President      None
                                and General Counsel

--------
* As of May 17, 2000

  Biographical information about PICA's directors and executive officers follows.

  Arthur F. Ryan joined PICA as the Chairman of the Board, Chief Executive Officer and President in December, 1994. Mr. Ryan was with Chase Manhattan Bank from 1972 to 1994, serving in various executive positions including President and Chief Operating Officer, from 1990 to 1994 and Vice Chairman from 1985 to 1990.

  Franklin E. Agnew was appointed by the Chief Justice of the New Jersey Supreme Court as a director of PICA in June, 1994. He has been an independent business consultant since January, 1987. Mr. Agnew was the Chief Financial Officer of H.J. Heinz Co. from July, 1971 to June, 1986.

  Frederic K. Becker was appointed by the Chief Justice of the New Jersey Supreme Court as a director of PICA in June, 1994. He has served as President of the law firm of Wilentz Goldman & Spitzer since 1989 and has been with the firm since 1960.

  Gilbert F. Casellas was elected as a director of PICA in April, 1998. He has served as the President and Chief Operating Officer of The Swarthmore Group, Inc. (investment company) since January, 1999. Mr. Casellas was a partner in the law firm of McConnell Valdes LLP from 1998 to 1999; Chairman, U.S. Equal Employment Opportunity Commission from 1994 to 1998; and General Counsel, U.S. Department of Air Force from 1993 to 1994.

  James G. Cullen was appointed by the Chief Justice of the New Jersey Supreme Court as a director of PICA in April, 1994. He has served as the President and Chief Operating Officer of Bell Atlantic Corporation (global telecommunications) since December, 1998. Mr. Cullen was the President and Chief Executive Officer, Telecom Group, Bell Atlantic Corporation from 1997 to 1998; Vice Chairman from 1995 to 1997; and President from 1993 to 1995 of Bell Atlantic Corporation. He joined the Bell Atlantic division of AT&T in 1964 and served in various positions with both companies.

  Carolyne K. Davis was elected a director PICA in April, 1989. She has been an Independent Health Care Advisor since 1997. Dr. Davis was a Scholar in Resident at Cornell University from 1997 to 1999 and a Health Care Advisor with Ernst & Young, LLP from 1985 to 1997. She was Administrator, Health Care Financing Administration, Department of Health and Human Services from 1981 to 1985.

  Roger A. Enrico was elected as a director of PICA in April, 1994. He has served as the Chairman and Chief Executive Officer of PepsiCo, Inc. (consumer beverages and packaged foods) since 1996. Mr. Enrico joined PepsiCo in 1971 serving in various executive management positions; including Vice Chairman and Chief Executive Officer, PepsiCo, Inc. in 1996 and Chairman and Chief Executive Officer, PepsiCo Worldwide Restaurants from 1994 to 1996.

  Allan D. Gilmour was elected as a director in April, 1995. He retired as the Vice Chairman of Ford Motor Company in 1995. During his 34-year career with Ford Motor Company (automotive industry), Mr. Gilmour held a number of executive positions, including that of Chief Financial Officer and President of Ford Automotive Group.

  William H. Gray III was elected as a director of PICA in September, 1991. He has served as President and Chief Executive Officer of The College Fund/UNCF (philanthropic foundation) since 1991. Mr. Gray was a U.S. Congressman from 1979 to 1991.

  Jon F. Hanson was appointed by the Chief Justice of the New Jersey Supreme Court as director of PICA in April, 1991. He has served as the Chairman of Hampshire Management Company (real estate broker and property management) since 1976. Mr. Hanson served as the Chairman and Commissioner of the New Jersey Sports and Exposition Authority from 1982 to 1990.

  Glen H. Hiner was been a director of PICA in April, 1997. He is the Chairman and Chief Executive Officer of Owens Corning (advanced glass and building material systems) having served in that capacity since joining the Company in 1992. Prior to joining Owens, Mr. Hiner worked at General Electric Company starting in 1957. He served as Senior Vice President and Group Executive, Plastics Group from 1983 to 1991.

  Constance J. Horner was elected as a director of PICA in April, 1994. She has been a Guest Scholar at The Brookings Institution (non-partisan research institute) since 1993, after serving Assistant to the President and Director, Presidential Personnel from 1991 to 1993; Deputy Secretary, Department of Health and Human Services from 1989 to 1991; and Director, U.S. Office of Personnel Management from 1985 to 1989. Ms. Homer was a Commissioner, U.S. Commission on Civil Rights from 1993 to 1998 and taught at John Hopkins University and Princeton University in 1994 and 1995.

  Gaynor N. Kelley was elected as a director of PICA in April, 1997. He retired as the Chairman of The Perkin-Elmer Corporation (development, manufacture and marketing of analytical instruments and life science systems) in 1996 after having served in that position from 1990. Prior to that, Mr. Kelley held other executive management positions with Perkin-Elmer, having joined the company in 1950.

  Burton G. Malkiel was elected as a director of PICA in April, 1978. He is the Chemical Bank Chairman's Professor of Economics at Princeton University, where he has served on the faculty from 1988 to the present and at other times since 1964. He was the Dean of the School of Organization and Management at Yale University from 1981 to 1988, and he was a member of the President's Council of Economic Advisors from 1975 to 1977.

  Ida F.S. Schmertz was appointed by the Chief Justice of the New Jersey Supreme Court as director of PICA in April, 1997. She has been a Principal of Investment Strategies International (investment consultant) since 1994. Ms. Schmertz was with American Express Company from 1979 to 1994, holding several management positions including Senior Vice President, Corporate Affairs.

  Charles R. Sitter was elected as a director of PICA in April, 1995. He retired as the President of Exxon Corporation (oil and gas industry) in 1996. Mr. Sitter joined Exxon in 1957 and held various financial and management positions with Exxon in the United States, Europe, Asia and Australia.

  Donald L. Staheli was elected as a director of PICA in April, 1995. He served as Chairman and Chief Executive Officer of Continental Grain Company (international agribusiness and financial services) from June, 1994 until his retirement in July, 1997 and as President and Chief Executive Officer from April, 1988 to June, 1994. Mr. Staheli began his career at Continental Grain in 1969.

  Richard M. Thomson was elected as a director of PICA in April, 1976. He retired as the Chairman and Chief Executive Officer of The Toronto-Dominion Bank (banking and financial services) in 1998 after having served as Chairman and Chief Executive Officer since 1978. Prior to that time he held other management positions at The Toronto-Dominion Bank, which he joined in 1957. Mr. Thomson is a citizen of Canada.

  James A. Unruh was elected as a director of PICA in April, 1996. He has been a Principal Member of Alerion Capital Group, LLC (venture capital group) since 1998. Mr. Unruh was with Unisys Corporation (information technology services, hardware and software) (from 1987 to 1997) serving as Chairman and Chief Executive Officer from 1990 to 1997.

  P. Roy Vagelos, M.D. was elected as a director of PICA in April, 1989. He retired as the Chairman, Chief Executive Officer and President of Merck & Co., Inc. (pharmaceuticals) in 1995 after serving in that position since 1985. Prior to that, Dr. Vagelos was the Senior Vice President, Research Division of Merck Sharp and Dome Laboratories which he joined in 1975.

  Stanley C. Van Ness was appointed by the Chief Justice of the New Jersey Supreme Court as director in April, 1990. He has been a partner in the law firm of Herbert, Van Ness, Cayci & Goodell since 1998. From 1990 to 1998, Mr. Van Ness was a partner in the law firm of Picco Herbert Kennedy and from 1984 to 1990 was a partner with Jamieson, Moore, Peskin and Spicer. He was a professor at Seton Hall University Law School from 1982 to 1984. Prior to that time he worked for the State of New Jersey, where he served as the first Public Advocate.

  Paul A. Volcker was elected as a director of PICA in July, 1988. He has been a business consultant to various companies since 1997. Mr. Volcker was the Chairman and Chief Executive Officer of Wolfensohn & Co., Inc. from 1995 to 1996 and Chairman of James D. Wolfensohn, Inc. (investment banking firm) from 1988 to 1995. From 1979 to 1988, Mr. Volcker was the Chairman of the Board of Governors of the Federal Reserve System, President of the Federal Reserve Bank of New York from 1975 to 1979 and Undersecretary of the U.S. Department of Treasury.

  Joseph H. Williams was elected as a director of PICA in April, 1994. He currently serves as a Director of The Williams Companies, Inc. (energy and communication technologies). Mr. Williams joined Williams in 1959 serving Chairman and Chief Executive Officer from 1979 to 1993, when he retired.

  Vivian L. Banta was appointed Executive Vice President, Individual Financial Services of PICA in March, 2000. She served as Senior Vice President, Individual Financial Services from January, 2000 to March, 2000. Prior to joining PICA she was an independent consultant from 1997 to 1999 and served as Executive Vice President, Global Investor Services, Group Executive for Chase Manhattan Bank from 1991 to 1997.

  Michele S. Darling was appointed Executive Vice President, Corporate Governance and Human Resources of PICA in March, 2000. She served as Executive Vice President, Human Resources from February, 1997 to March, 2000. Prior to joining PICA she was the Executive Vice President, Human Resources, Canadian Imperial Bank of Commerce from 1990 to 1997. Ms. Darling is a citizen of Canada.

  Robert C. Golden was appointed Executive Vice President, Operations and Systems of PICA in June, 1997. Previously, he served as Executive Vice President and Chief Administrative Officer for Prudential Securities since October, 1976.

  Mark B. Grier was appointed Executive Vice President, Financial Management of PICA in March, 2000. He was Executive Vice President, Corporate Governance from October, 1998 to March, 2000, Executive Vice President, Financial Management from June, 1997 to October, 1998 and the Chief Financial Officer from May, 1995 to June, 1997. Prior to joining PICA, Mr. Grier was an executive with Chase Manhattan Corporation.

  Jean D. Hamilton was appointed Executive Vice President, Institutional of PICA in October, 1998. She was the President of the PICA Diversified Group from February, 1995 to October, 1998 and has held several other senior management positions since joining PICA in 1988. Previously, Ms. Hamilton was an executive with First National Bank of Chicago.

  Rodger A. Lawson was appointed Executive Vice President, International Investment and Global Marketing Communications of PICA in October, 1998. He was Executive Vice President, Marketing and Planning of PICA from June, 1996 to October, 1998. Prior to joining PICA, Mr. Lawson was the President and Chief Executive Officer, VanEck Global from April 1994 to June 1996; Managing Director and Partner, President and Chief Executive Officer of Global Private Banking and Mutual Funds, Bankers Trust from January 1992 to April 1994; Managing Director and Chief Executive Officer, Fidelity Investment form May, 1985 to May, 1991 and President and Chief Executive Officer, Dreyfus Corporation from March, 1982 to May, 1985.

  Kiyofumi Sakaguchi was appointed Executive Vice President, International Insurance of PICA in September, 1998. Mr. Sakaguchi has served as the executive in charge of PICA's international insurance operations since 1995 and has held various senior management positions in that area since joining PICA in March, 1980. Mr. Sakaguchi had previously worked in the insurance industry in Japan and the United States with Sakaguchi & Associates from 1977 to 1980 and Occidental International Enterprises, Inc from 1974 to 1977. Mr. Sakaguchi is a citizen of Japan.

  John R. Strangfeld, Jr. was appointed Executive Vice President, Global Asset Management of PICA in October, 1998. He has been with PICA since July, 1977, serving in various management positions, including the executive in charge of PICA's Asset Management Group since 1996; Senior Managing Director, The Private Asset Management Group from 1995 to 1996; and Chairman, PRICOA Europe from 1989 to 1995.

  Hardwick Simmons joined Prudential Securities Incorporated in June, 1991. He was with Shearson Lehman Brothers Inc. from 1966 to 1990 in various management positions, including President, Private Client Group and Senior Executive Vice President.

  Richard J. Carbone was appointed Senior Vice President and Chief Financial Officer of PICA in July, 1997. Prior to that, Mr. Carbone was the Global Controller and Managing Director of Salomon, Inc. from June, 1995 to June, 1997, and Controller and Managing Director of Bankers Trust from April, 1988 to June, 1995.

  John M. Liftin was appointed Senior Vice President and General Counsel of PICA in April, 1998. Prior to that Mr. Liftin was an independent consultant from 1997 to 1998 and the Senior Vice President and General Counsel of Kidder, Peabody Group, Inc. from 1987 to 1996. Prior to that time, he was a partner in the law firm of Rogers & Wells.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of WMF or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                           Wilmington Trust Company

        By Mail:                 By Facsimile           By Hand or Overnight
Wilmington Trust Company         Transmission:                Courier:
      P.O. Box 8861              (for Eligible        Wilmington Trust Company
     Corporate Trust          Institutions only)      1105 North Market Street
       Operations               (302) 651-1079                1st Floor
  Wilmington, DE 19885                                  Wilmington, DE 19801
                                                        Attn: Corporate Trust
                                                             Operations

                      To Confirm Facsimile Transmissions:
                       (For Eligible Institutions Only)
                                (302) 65l-8869

Questions and requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or to Prudential Securities Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other related material may be obtained from the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                           445 Park Avenue 5th Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000
                Banks and Brokerage Firms Call: (800) 662-5200

                   Shareholders Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                      Prudential Securities Incorporated
                              One New York Plaza
                           New York, New York 10292
                           Toll Free (888) 713-4198